Exhibit 10.2

FORD MOTOR COMPANY ANNUAL INCENTIVE COMPENSATION PLAN
(Amended and Restated as of September 9, 2020)

    1. Purpose. This Plan, which shall be known as the "Ford Motor Company Annual Incentive Compensation Plan" and is hereinafter referred to as the "Plan," is intended to provide annual incentive compensation to Plan participants based on the achievement of established performance objectives.

    2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

    (a) The term "Affiliate" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

    (b) The term "Annual Incentive Compensation Committee" shall mean the committee comprised of two or more officers of the Company designated members of such Committee by the Compensation Committee.

    (c) The term "Award" shall mean the cash compensation awarded under the Plan with respect to a Performance Period to a participant eligible under Section 5(b).

    (d) The term "Committee" shall mean, unless the context otherwise requires:

        (i) The Compensation Committee for all matters affecting any Section 16 Person.

        (ii) The Annual Incentive Compensation Committee for all matters affecting employees other than Section 16 Persons.

    (e) The term "Company" or "Ford" generally shall mean Ford Motor Company. When used in the Plan with respect to employment, the term "Company" shall include subsidiaries of the Company.

    (f) The term "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

    (g) The term "DC Plan" shall mean the Company's Deferred Compensation Plan, as amended.

    (h) The term "Employee" shall mean any person who is regularly employed by the Company or one of its Subsidiaries at a salary (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Company or a Subsidiary, including, but without limitation, any employee who also is an officer or director of the Company or one of its Subsidiaries.

    (i) The term "Exceptional Contribution Fund" shall mean, with respect to Awards for a Performance Period, the dollar amount designated by the Compensation Committee pursuant to Section 13 for purposes of increasing the amount of Awards based on exceptional individual, unit, group or Company performance.

    (j) The term "Key Employee" shall mean an Employee of the Company determined by the Committee to be a Key Employee for purposes of the Plan.

    (k) The term "Maximum Award Pool" shall mean the maximum aggregate amount of all Awards which may be made to participants for a Performance Period determined by the Compensation Committee pursuant to Section 12.

    (l) The term "Maximum Individual Award" shall mean the maximum amount of an Award for a Performance Period, as set forth in Section 10.

    (m) The term "participant" shall mean a Key Employee selected by the Committee to participate in the Plan for a Performance Period.

    (n) The term "Performance Criteria" shall mean, with respect to any Award for a Performance Period, one or more of the following objective business criteria established by the Compensation Committee with respect to the Company and/or any Subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin, working capital, and any other criteria based on individual, business unit, group or Company performance selected by the Compensation Committee.

    (o) The term "Performance Goals" shall mean the one or more goals established by the Compensation Committee based on one or more Performance Criteria pursuant to Section 7 for the purpose of measuring performance in determining the amount, if any, of an Award for a Performance Period.

    (p) The term "Performance Formula" shall mean, with respect to a Performance Period, the one or more objective formulas established by the Compensation Committee pursuant to Section 7 and applied against the Performance Goals in determining whether and the extent to which Awards have been earned for the Performance Period.

    (q) The term "Performance Period" or "Period" shall mean, with respect to which a particular Award may be made under the Plan, the Company's fiscal year or other twelve consecutive month period designated by the Compensation Committee for the purpose of measuring performance against Performance Goals.

    (r) The term "Pro Forma Award Amount" shall mean, with respect to an Award to be made for a Performance Period, the amount determined by the Committee pursuant to Section 9.

    (s) The term "SC Plan" shall mean the Company's Supplemental Compensation Plan, as amended.

    (t) The term "Section 16 Person" shall mean any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

    (u) The term "Subsidiary" shall mean (i) any corporation a majority of the voting stock of which is owned or controlled, directly or indirectly, by the Company or (ii) any limited liability company a majority of the membership interest of which is owned or controlled, directly or indirectly, by the Company.

    (v) The term "Target Award" shall mean, with respect to a Performance Period, the Target Award amount established for each applicable Leadership Level, band or other group of participants by the Committee pursuant to Section 6 hereof.

    (w) The term "Total Pro Forma Award Pool" shall mean, with respect to Awards for a Performance Period, the amount described in Section 11.

    3. Effective Date. The Plan shall be effective as of January 1, 1998.

    4. Administration. Except as otherwise expressly provided, the Compensation Committee shall have full power and authority to construe, interpret and administer the Plan. The Compensation Committee shall make all decisions relating to matters affecting Section 16 Persons, but may otherwise delegate any of its authority under the Plan. The Compensation Committee and the Annual Incentive Compensation Committee each may at any time adopt or terminate, and may from time to time, amend, modify or suspend such rules, regulations, policies and practices as they in their sole discretion may determine in connection with the administration of, or the performance of their respective responsibilities under, the Plan.

    5. Eligibility.

    (a) Eligibility to Participate. All Key Employees are eligible to be selected to participate in the Plan. The Committee shall, in its sole discretion, designate which Key Employees will be participants for the applicable Performance Period.

    (b) Eligibility for Awards. An Award with respect to a Performance Period may be made pursuant to Section 14 of the Plan to (i) participants for such Performance Period who shall have been an employee at any time during such Performance Period, or to (ii) the beneficiary or beneficiaries or legal representatives, as the Committee in its sole discretion shall determine, of any such person whose employment shall have been terminated by reason of his or her death during such Performance Period.
    (c) Eligibility of Compensation Committee Members. No person while a member of the Compensation Committee shall be eligible to participate under the Plan or receive an Award.

    6. Determination of Target Awards. Within 90 days of the commencement of a Performance Period, the Committee shall establish the Target Award for each applicable Leadership Level, band or other group of Key Employees selected to participate in the Plan with respect to a Performance Period, subject to any limitations established by the Compensation Committee. The fact that a Target Award is established for a participant's Leadership Level, band or other group for a Performance Period shall not entitle such participant to receive an Award.

    7. Selection of Performance Criteria and Establishment of Performance Goals and Performance Formula; Minimum Threshold Objective. Within 90 days of the commencement of a Performance Period, the Compensation Committee shall select the Performance Criteria and establish the related Performance Goals be used to measure performance for a Performance Period and the Performance Formula to be used to determine what portion, if any, of an Award has been earned for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index. Within that same 90 day period, the Compensation Committee may establish a minimum threshold objective for any Performance Goal for any Performance Period, which if not met, would result in no Award being made to any participant with such Performance Goal for such Performance Period.

    8. Adjustments to Performance Goals, Performance Formula or Performance Criteria. For purposes of determining Awards for participants who are not Covered Employees, the Compensation Committee may adjust or modify any of the Performance Goals, Performance Formula and/or the Performance Criteria for any Performance Period in order to prevent the dilution or enlargement of the rights of such participants under the Plan (i) in the event of, or in anticipation of, any unusual or extraordinary item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring event affecting the Company or the financial statements of the Company or Ford Motor Credit Company LLC, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions, and (iii) for any other reason or circumstance deemed relevant to the

Compensation Committee in its sole discretion. For purposes of this Section 8, the term “Covered Employee” shall mean a Key Employee who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

    9. Determination of Pro Forma Award Amount. As soon as practicable following, but not later than the December 31st immediately following, the end of a Performance Period, the Committee shall determine the Pro Forma Award Amount for any Award to be made to a participant for a Performance Period by applying the applicable Performance Formula for the participant for the Performance Period against the accomplishment of the related Performance Goals for such participant.

    10. Maximum Individual Award. The Maximum Individual Award for a Performance Period is $10,000,000.

    11. Total Pro Forma Award Pool. The Total Pro Forma Award Pool for all Awards for a Performance Period shall equal the sum of the Pro Forma Award Amounts for all participants for the Performance Period.

    12. Determination of Maximum Award Pool. The Compensation Committee shall determine the amount of the Maximum Award Pool for a Performance Period which shall not exceed the sum of the Total Pro Forma Award Pool plus the amount of the Exceptional Contribution Fund for such Period.

    13. Determination of Exceptional Contribution Fund. The Compensation Committee shall determine the amount of the Exceptional Contribution Fund, if any, which may be used for increasing the size of Awards for a Performance Period above the applicable Pro Forma Award Amount. Unless otherwise determined by the Compensation Committee, the amount of the Exceptional Contribution Fund shall not exceed 15% of the Total Pro Forma Award Pool for the applicable Performance Period.

    14. Determination of Individual Awards. Subject to achievement of any applicable minimum threshold objectives established under Section 7, fulfillment of the conditions set forth in Section 17, and compliance with the Maximum Individual Award limitation under Section 10 and the eligibility requirements set forth in Section 5(b), the Committee shall, as soon as practicable following, but not later than the December 31st immediately following, the end of a Performance Period, determine the amount of each Award to be made to a participant under the Plan for the Performance Period, which amount shall, except as otherwise provided below, be the Pro Forma Award Amount determined for such participant for such Period pursuant to Section 9. The Committee may, in its sole discretion, reduce the amount of any Award that otherwise would be awarded to any participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Award that otherwise would be awarded to any participant for a Performance Period to an amount that is higher than the applicable Pro Forma Award Amount based on exceptional individual, unit, group or Company performance; provided, however, that the total amount of all Awards made for a Performance Period shall not exceed the related Maximum Award Pool. Individual Award amounts may be less than or greater than 100% of the related Target Award. The determinations by the Annual Incentive Compensation Committee of individual Award amounts for Employees who are not Section 16 Persons shall be subject to a maximum funding amount and any other limitations specified by the Compensation Committee. Notwithstanding anything contained in the Plan to the contrary, the Committee may determine in its sole discretion not to make an Award to a particular participant or to all participants selected to participate in the Plan for any Performance Period.

15. Distribution and Form of Awards.

        (a) General. Except as otherwise provided in Section 15(b) or in Section 17, distribution of Awards for a Performance Period shall be made on, or as soon as practicable after, the distribution date for such Awards determined by the Compensation Committee, which date shall be on or before March 15 following the end of the applicable Performance Period, but in no event shall such date be later than the December 31 immediately following such March 15, and shall be payable in cash.

        (b) Deferral of Awards. Subject to the terms, conditions and eligibility requirements of the DC Plan, Key Employees who receive an Award under the Plan are eligible to defer payment of all or part of such Award under the DC Plan under the same terms as if such Award had been an award of supplemental compensation made under the SC Plan. In no event may any deferral election made under the DC Plan pursuant to this paragraph be made later than the last day of the sixth month of the applicable Performance Period. Additionally, no deferral election may be made under the DC Plan pursuant to this paragraph if, at the time of such election, the amount of any Award subject to such deferral election is substantially certain.

        (c) Mandatory Deferral of Awards. The Compensation Committee shall determine whether, and the extent to which, any Awards under the Plan will be mandatorily deferred and the terms of any such deferral. Unless otherwise determined by the Compensation Committee, Awards may be mandatorily deferred by such Committee in the same manner as if they had been awards of supplemental compensation made under the SC Plan. In no event may any mandatory deferral pursuant to this paragraph be made later than the last day of the sixth month of the applicable Performance Period. Additionally, no mandatory deferral may be made pursuant to this paragraph if, at the time of such mandatory deferral, the amount of any Award subject to such mandatory deferral is substantially certain.

    16. Effect of Death.

        (a) Distribution upon Death. Subject to Section 15, and any applicable deferral plan or arrangement (including the DC Plan), and except as otherwise provided in Section 16(b), if a participant dies prior to distribution of all or part of an Award, the undistributed amount of such participant's Award shall be distributed in a single lump sum cash payment in accordance with Section 15(a) and applicable law. Any such payment will be paid at, or as soon as reasonably practicable after, such time as the participant’s Award would have been paid to the participant if the participant had survived and fulfilled all applicable earning out conditions under Section 17 and any applicable deferral plan or arrangement (including the DC Plan) until the date of death.

        (b) Designation of Beneficiaries by U.S. Participants. Notwithstanding Section 16(a), a participant who is subject to U.S. laws may file a written beneficiary designation with the Company (in such form and manner, and subject to such limitations, as the Compensation Committee may determine) to designate a beneficiary or beneficiaries to receive any undistributed amount of an Award that was not deferred under a Company deferral arrangement or plan and that would have been payable to such participant had the participant survived and fulfilled all applicable earning out conditions under Section 17 and any applicable deferral plan or arrangement (including the DC Plan) until the time of death. Any such beneficiary designation shall be controlling; provided, however, that if applicable law requires the Company to pay all or any portion of such an amount to the legal representative(s) of the participant, such payment shall satisfy any and all liability and/or obligation under the Plan with respect to such participant. Participants may revoke or change such a beneficiary designation from time to time. Subject to the provisions of Section 15, and any applicable deferral plan or arrangement (including the DC Plan), upon the death of a participant who has designated a beneficiary in accordance with this Section 16(b), the undistributed amount of such participant's Award shall be distributed to any surviving designated beneficiary or beneficiaries in a single lump sum cash payment in accordance with Section 15(a) at, or as soon as reasonably practicable after, such time as the participant’s Award would have been paid to the participant if such participant had survived. If a participant who is subject to U.S. law does not file a written beneficiary designation in accordance with this Section 16(b), or such designated beneficiary does not survive the participant, any undistributed amount of an Award that otherwise would have been payable to such participant shall be paid to such participant’s legal estate.

    17. Conditions to Payment of Awards.

        (a) Effect of Competitive Activity. Anything in the Plan notwithstanding, and subject to paragraph (c) hereof and, if applicable, any conditions under the DC Plan or any other deferral plan or arrangement relating to payment of an Award, if the employment of any participant shall terminate, for any reason other than death, prior to the distribution date established pursuant to Section 15(a) for payment of an Award, such participant shall receive payment of an Award only if, during the entire period from the making of an Award until such distribution date, such participant shall have earned out such Award

        (i) by continuing in the employ of the Company or a Subsidiary thereof, or

        (ii) if his or her employment shall have been terminated for any reason other than death, by (a) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any Subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or any Subsidiary thereof, and (b) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary thereof.

        (b) Nonfulfillment of Competitive Activity Conditions; Waiver of Conditions Under the Plan. In the event of a participant's nonfulfillment of any condition set forth in paragraph (a) above, such participant's rights under the Plan to receive or defer payment of an Award under the Plan shall be forfeited and canceled; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:
        (i) with respect to a participant who at any time shall have been a Section 16 Person, such waiver may be granted by the Compensation Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any Subsidiary thereof; and

        (ii) with respect to any other participant, such waiver may be granted by the Annual Incentive Compensation Committee (or any committee appointed by it) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

        (c) Effect of Inimical Conduct. Anything in the Plan to the contrary, the right of a participant, following termination of such participant's employment with the Company, to receive payment or to defer payment of an Award under Section 15 shall terminate on and as of the date on which it his been determined that such participant at any time (whether before or subsequent to termination of such participant's employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation Committee with respect to any participant who at any time shall have been a Section 16 Person, and (ii) the Annual Incentive Compensation Committee (or any committee appointed by it for the purpose) with respect to any other participant. Such Committee (or any such other committee) may make such determination at any time prior to payment in full of an Award. Conduct which constitutes engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary thereof shall be governed by Section 17(a)(ii) and shall not be subject to any determination under this paragraph (c).

    18. Limitations. A participant shall not have any interest in any Award until it is distributed in accordance with the Plan. The fact that a Key Employee has been selected to be a participant for a Performance Period shall not in any manner entitle such participant to receive an Award for such period. The determination as to whether or not such participant shall be paid an Award for such Performance Period shall be determined solely in accordance with the provisions of Sections 14 and 17 hereof. All payments and distributions to be made thereunder shall be paid from the general assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee or any other person. The Plan shall not constitute part of any participant's or employee's employment contract with the Company or any participating subsidiary. Participation in the Plan shall not create or imply a right to continued employment.

    19. Withholding of Taxes, etc. The Company shall have the right to withhold an amount sufficient to satisfy any federal, state or local income taxes, FICA or Medicare taxes or other amounts that the Company may be required by law to pay with respect to any Award, including withholding payment from a participant's current compensation. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of any distribution or Awards under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

    20. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to Section 16(a)), nor shall such rights or benefits be subject to attachment or legal process for or against a participant or his or her beneficiary or beneficiaries, as the case may be.

    21. Administration Expense. The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries.

    22. Access of Independent Certified Public Accountants and Committee to Information. The Company's independent certified public accountants shall have full access to the books and records of the Company and its Subsidiaries, and the Company shall furnish to such accountants such information as to the financial condition and operations of the Company and its Subsidiaries as such accountants may from time to time request, in order that such accountants may take any action required or requested to be taken by them under the Plan. The Chief Financial Officer or, in the event of his or her absence or disability to act, the principal accounting officer of the Company shall furnish to the Committee such information as the Committee may request to assist it in carrying out or interpreting this Plan. Neither such accountants, in reporting amounts required or requested under the Plan, nor the Chief Financial Officer, or any other director, officer or employee of the Company, in furnishing information to such accountants or to the Committee, shall be liable for any error therein, if such accountants or other person, as the case may be, shall have acted in good faith.

    23. Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections. The Compensation Committee, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify the Plan or suspend any of its provisions; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a participant, adversely affect any right or obligation with respect to any Award theretofore made. The Committee at any time may rescind or correct any actions made in error or that jeopardize the intended tax status or legal compliance of the Plan.

    24. Indemnification and Exculpation.

        (a) Indemnification. Each person who is or shall have been a member of the Compensation Committee or a member of the Annual Incentive Compensation Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf. The right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

        (b) Exculpation. Each member of the Compensation Committee and each member of the Annual Incentive Compensation Committee shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan or any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Compensation Committee or a member of the Annual Incentive Compensation Committee be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

    25. Finality of Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Compensation Committee or the Annual Incentive Compensation Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Compensation Committee and each of the members thereof, the Annual Incentive Compensation Committee and each of the members thereof, and the directors, officers, and employees of the Company, the Plan participants, and their respective successors in interest.

    26. Code Section 409A. All Awards are intended to be exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Awards are exempt from, or comply with, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any employee or beneficiary receiving a distribution of cash, Stock, or Other Stock-Based Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.

    27. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.